Exhibit 99.1

TIVIC HEALTH NAMES MINDGRUVE DIGITAL MARKETING AGENCY OF RECORD

SAN FRANCISCO, December 20, 2021 – Tivic Health Systems, Inc. (Nasdaq: TIVC), an emerging growth company focused on non-invasive bioelectronic medicine, names Mindgruve, a modern marketing agency, as its digital marketing agency of record. Mindgruve will work with Tivic Health to develop an integrated marketing and brand strategy that supports marketing and sales efforts in the U.S.

Tivic Health develops non-pharmaceutical, bioelectronic products to treat disease and help individuals improve their quality of life. The company’s first FDA-cleared product, ClearUP® Sinus Pain Relief, is a patented handheld device that uses ultra-low level electron waves to relieve sinus pain and congestion, common symptoms of sinus and nasal inflammation.

“We selected Mindgruve based on their extensive experience helping consumer and health brands build successful businesses,” said Jennifer Ernst, CEO of Tivic Health. “They will be focused on optimizing and upgrading our ecommerce platforms, digital and social marketing and overall brand development, further building awareness of bioelectronic options for the treatment of disease and improvement of health.”

“We are excited to be working with the Tivic Health team to build a compelling brand in bioelectronic medicine, with a lead product in the large and growing sinus care market,” said Chad Robley, CEO and founder of Mindgruve.

About Mindgruve

Mindgruve is a global, independent marketing agency comprised of strategists, creatives, media experts, data scientists and engineers from around the world driven by one common purpose — create groundbreaking work that helps brands drive business growth. For more information, visit https://mindgruve.com/

LinkedIn: https://www.linkedin.com/company/mindgruve

Twitter: @mindgruve

Instagram: @mindgruve

Facebook: https://www.facebook.com/mindgruve/

About Tivic Health Systems, Inc.

Tivic Health Systems, Inc. is a commercial-phase healthtech company advancing bioelectronic medicine to deliver non-invasive solutions that treat disease, increase wellness and improve lives.

The company develops non-invasive products that offer consumers choice in the treatment of inflammation and related conditions. For more information visit https://tivichealth.com @TivicHealth

Forward Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Additional information concerning Tivic Health and its business, including a discussion of factors that could materially affect the company operating results, are contained in the company’s Registration Statement on Form S-1 (and amendments thereto) under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required under applicable law.

Media Contact:

Cheryl Delgreco

Cheryl.Delgreco@tivichealth.com

617-429-6749

Investor Relations:

IR@tivichealth.com

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